Sagebrush Gold, Ltd. Acquires The Relief Canyon Gold Mine and Processing Facility

NEW YORK, Aug. 30, 2011 (GLOBE NEWSWIRE) -- Sagebrush Gold, Ltd. (OTCBB: SAGE.OB - News) announced today that it has acquired The Relief Canyon Gold Project, 15 miles Southeast of Lovelock Nevada. The Relief Canyon Project is comprised of 51 lode mining claims totaling over 1,020 acres in Packard Flat, which is located in the Antelope Springs mining district, Pershing County, Nevada. While significant work had been completed by past operators, Sagebrush Gold believes that Relief Canyon provides the Company with dual opportunities consisting of excellent exploration targets in under-explored areas of the property and continuation of the prior work.  Subject to required federal and state permitting and bonding requirements, the Company plans to commence an aggressive exploration program to grow the resource at Relief Canyon.   In addition, the Relief Canyon Gold Project also comprises 120 unpatented millsite claims totaling approximately 640 acres.

Five heap leach pads, two solution ponds and a cement block constructed Adsorption- Desorption-Recovery (ADR) solution processing circuit are located on the mill site claims. The ADR type process plant consists of four carbon columns, acid wash system, stripping vessel, electrolytic cells, a furnace and a retort for the production of gold doré. The building was originally installed by Pegasus Mining, updated in 1995 and has been completely updated and new equipment installed in 2007-2008.  Mine offices, some mobile equipment and warehouse of supplies and other equipment are present on the site.

Included in the acquisition

•	primary/secondary crushing system
•	screening plant
•	portable conveyors with a radial stacker
•	leach pad facility with a 4 cell design
•	ponds/pipe, and pumping systems
•	processing plant
•	mine office
•	a warehouse

The Relief Canyon Project has had significant work completed over the past 10 years and has strong potential for near term production after permits and approvals are obtained from the Bureau of Land Management and state and local authorities. Currently there are and estimated 200,000 tons of crushed and stacked leached ore and over 7 million tons estimated of existing heaps. The project has infrastructure required to initiate heap leaching operations, including a full crushing system originally planned to be used to reprocess heap material. Historic heap recovery was reported as 60-70% with Pegasus Mining reporting gold recoveries at 65-70%.  There are four specific targets that have been identified that provide significant exploration opportunities that could expand the current pits and provide additional near surface oxide gold mineralization.

Project Geology
The Relief Canyon Gold Project is located on the western flank of the southern Humboldt Range, along the east side of Packard Flat. The northeast-trending range, bound by the Black Ridge Fault to the west, is composed of Late Paleozoic to mid-Triassic felsic and intermediate volcanic flows and tuffs, silty and micritic limestones, mudstones, sandstones and their lower greenschist facies metamorphic equivalents. In addition, several episodes of granite, granodiorite, monzogranite, and diabase (gabbro) composition intrusive rocks are present. Alluvium is made up from the surrounding exposed basement rocks, along with lakebed sediments and tuffs from Pleistocene lakes.

Current Resource
An NI43-101 compliant resource estimate was completed by MDA in June 2010.  To view the full report, please go to the Company website – www.sagebrushgold.com.

The following table reflects the NI43-101 gold resource, as identified by Firstgold, the project’s previous operator.  Sagebrush Gold and its consultants believe that project geology and historic evidence point to significant potential to grow the resource.

	Cut-off (oz Au/ton)	Tons	Grade oz Au/ton	Oz Au

Indicated Resource:	0.005	6,533,000	0.017	113,000

Inferred Resources:	0.005	2,719,000	0.015	42,000

			Average Grade	0.017 oz/t

	Total Ore	9,252,000 ton

Data: NI43-101 June 2010 by MINE DEVELOPMENT ASSOCIATES (MDA)

Production History
The Relief Canyon Gold Mine operated under Pegasus Mining from November 1986 until September 1990. Ore placement on the heaps ceased in October of 1989. The operation processed approximately 2 million tons per year that averaged 0.03 opt Au (1.028 g/t). Pegasus is reported to have produced over 100,000 ounces gold.  The mine was shut down due to low gold prices and not a lack of gold ore.

Sagebrush Chairman Barry Honig commented, “The acquisition of the Relief Canyon project, combined with the Company’s existing gold exploration properties, provides Sagebrush Gold with the unique possibility to become a gold producer in the near term. There is tremendous potential not only in near term production but also long term as the mining claims have not been developed to their full potential. We plan to begin by commencing resource studies and permitting upgrades in order to achieve goals for an aggressive drill program designed to upgrade the existing resources and to increase the number of NI43-101 compliant gold ounces in the ground in the Company’s 100% owned claims at Relief Canyon. The Company believes that Sagebrush has the potential to be a world-class gold mining company and I believe our shareholders can benefit greatly in the coming months and years.”

About Sagebrush Gold, Ltd.

Sagebrush Gold, Ltd. is a junior gold exploration company focused on searching for world class resources and seeking out potentially significant gold exploration and development targets in Nevada's leading gold districts.

Legal Notice and Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of1934. All statements, other than statements of historical fact, including, without limitation, those with respect to the objectives, plans and strategies of the Company set forth herein and those preceded by or that include the words "believes," "expects," "given," "targets," "intends," "anticipates," "plans," "projects," "forecasts" or similar expressions, are "forward-looking statements." Although the Company's management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties, which could cause the Company's future results to differ materially from those anticipated. The Company assumes no obligation to update any of the information contained or referenced in this press release.

Contact:

Sagebrush Gold, Ltd.
1640 Terrace Way
Walnut Creek, CA 94597

David Rector, President
925 930 6338

Barry Honig, Chairman
305 571 1000

email: info@sagebrushgold.com
www.SagebrushGold.com